Exhibit 99.1
Chart Industries Reports 2017 Second Quarter Results

Cleveland, Ohio - July 27, 2017 - Chart Industries, Inc. (NASDAQ: GTLS), a leading diversified global manufacturer of highly engineered equipment for the industrial gas, energy and biomedical industries, today reported results for the second quarter ended June 30, 2017. Highlights include:

•	Reported EPS of $0.09 and adjusted EPS of $0.21 reflecting improving run-rate cost structure

•	Sequential order growth of 20% and sales growth of 17% over first quarter 2017

•	Selling, general and administrative costs reduced $2.2 million from the first quarter 2017, resulting from previously announced restructuring actions

•	Signed definitive agreement to acquire Hudson Products Corporation (“Hudson”) which adds end-market diversification and expanded aftermarket revenue to the Energy & Chemicals segment

Net income for the second quarter of 2017 was $2.8 million or $0.09 per diluted share. Second quarter 2017 earnings would have been $0.21 per diluted share excluding $5.0 million of restructuring and $1.0 million of acquisition-related costs. This compares with a net loss of ($2.9) million, or ($0.09) per diluted share, for the first quarter of 2017, or $0.01 per diluted share on a comparable adjusted basis. Second quarter 2016 net income was $21.2 million, or $0.68 per diluted share. The second quarter of 2016 included several short lead-time replacement equipment sales and contract expiration fees related to projects in the Energy & Chemicals (“E&C”) segment.

Sales for the second quarter of 2017 increased to $238.2 million from $204.1 million in the first quarter of the year, with sequential increases in all three segments. Order activity continues to increase year to date across the three segments, with $252.6 million in orders received in the quarter, increasing backlog to $367.2 million from $348.6 million at the end of the first quarter of 2017. E&C orders increased 70% over the first quarter of 2017, driven by natural gas demand in both petrochemical and LNG export projects. Specifically, order and quotation activity related to equipment for cryogenic gas plant development has generated eleven related orders year-to-date compared to zero in 2016. Natural gas demand is driving new gas transmission pipelines in West Texas and the Northeast Marcellus shale creating additional opportunity for air cooled heat exchangers. Distribution & Storage (“D&S”) orders increased 12% over the first quarter of 2017, driven by strength in Asia LNG applications for on-site power generation and LNG distribution, as well as continued strength in the U.S. packaged gas for use in the industrial gas, medical supply, LNG vehicle tank and beverage CO2 applications.

Gross profit for the second quarter of 2017 was $63.2 million, or 26.5% of sales, which was unfavorably impacted by $2 million of restructuring costs. Gross profit for the first quarter of 2017 was $55.7 million, or 27.3% of sales, inclusive of $2.5 million of restructuring costs. The sequential decline in margin percent was driven by the recognition of a low margin order in E&C, partially offset by the increase in BioMedical gross margins from 32.7% to 37.2% resulting from the first full quarter of benefits from the Buffalo respiratory facility consolidation. The decline from the second quarter of 2016 gross margin of $87.0 million was driven by the significant short lead-time replacement equipment orders and contract expiration fees in E&C in the second quarter of 2016.

Selling, general and administrative ("SG&A") expenses for the second quarter of 2017 decreased by $2.2 million from the first quarter of 2017 to $50.2 million, inclusive of $3.0 million of restructuring costs and $0.6 million of investment in BioMedical’s direct to consumer channel for oxygen concentrators. The first quarter of 2017 included severance and other one-time restructuring costs of $2.2 million. SG&A levels are expected to continue to reduce quarter-over-quarter for the remainder of the year as all previously announced restructuring activities are ahead of schedule.

“In addition to our strength in orders and bookings across the segments, I am pleased with the progress of our restructuring activities, and the use of our strong balance sheet for both productivity investment and strategic M&A,” stated Bill Johnson, Chart’s Chief Executive Officer and President. “We are excited about the addition of Hudson to our E&C segment, and expect it to be EPS accretive in 2018. Not only does Hudson expand our service and repair offering, the exposure to a broader set of end-markets including petrochemical and power generation offsets some of our typical LNG cyclicality. Through the accretive margin profile and the expected $7 million of cost synergies, we expect the total E&C margin profile to continue to improve with the addition of Hudson. The approximately 40% aftermarket composition of Hudson revenues complements our growing Lifecycle business, which was expanded earlier this year with the acquisition of Hetsco.”

The Hudson acquisition is expected to close in the third quarter of 2017 following satisfaction of customary closing conditions, including receipt of required regulatory approvals.

Cash and cash equivalents of $234.4 million at June 30, 2017 compares to $243.8 million as of March 31, 2017.  As of the end of June, we continue to have no borrowings against our $450 million senior secured credit facility. It is our intent to utilize our liquidity to fund the Hudson acquisition, continue to invest in automation and productivity capital, and continue to actively look for strategic bolt-on acquisitions.

SEGMENT HIGHLIGHTS
Order activity in E&C was strong, driven by the natural gas and petrochemical markets. A significant systems order for a natural gas liquid chemical processing plant was received in the second quarter of 2017. While LNG activity for fuel applications continues to be moderated by low oil prices, FEED and engineering activities are active. E&C segment sales of $40 million were flat to the first quarter of 2017 and down $21.2 million versus the second quarter of 2016. E&C gross margin of $5.3 million included $1.5 million of restructuring costs related to the Wuxi, China facility consolidation which is complete as of June 30, 2017. SG&A of $7.4 million is down both sequentially from the first quarter of 2017 by $0.4 million and from the second quarter of 2016 by $1.8 million. SG&A reflects the completed cost reduction activities taken in the first half of the year, and is expected to be lower in the second half of the year.

D&S sales increased $24.3 million to $137.5 million compared to the first quarter of 2017, and $7.9 million compared to the second quarter of 2016. The strength in year to date orders in packaged gas and LNG vehicle tanks drove the increases across all regions (U.S., Europe and Asia), and the Company anticipates the order and sales trend to continue for the balance of the year. D&S gross profit margin of 25.7% is down from the first quarter 2017 gross margin of 27.0% and flat to the second quarter of 2016. The sequential decrease in the second quarter 2017 gross margin percent was primarily driven by product mix, in particular with Asia revenue up 58% over the first quarter of 2017.

Second quarter BioMedical sales increased from the first quarter by $9.7 million to $60.7 million driven by over 15% growth in both the respiratory and cryobiological product lines. BioMedical gross profit margin of 37.2% in the quarter included $0.5 million of restructuring cost primarily related to the sale of the Qdrive® product line. The sequential increase in gross margin from the first quarter of 2017, which included $2.1 million of restructuring costs, primarily was the result of the first full quarter of savings from the consolidation of the respiratory manufacturing in Buffalo, NY to Canton, GA.

OUTLOOK
The following guidance does not include the Hudson acquisition. Sales guidance remains unchanged and is expected to be in the range of $875 million to $925 million. We expect full year adjusted earnings per diluted share (non-GAAP) to be in the range of $0.65 to $0.80 per share, on approximately 31.3 million weighted average shares outstanding. This excludes any restructuring costs and acquisition-related costs, and as such is a non-GAAP measure. Adjusted earnings per diluted share (non-GAAP) guidance previously was $0.60 to $1.00. We expect our capital expenditures for 2017 will remain in the previously communicated range of $35 million to $45 million.

FORWARD-LOOKING STATEMENTS
Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company's plans, objectives, future orders, revenues, earnings or performance, liquidity and cash flow, capital expenditures, business trends, and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as "may," "will," "should," "could," "expects," "anticipates," "believes," "projects," "forecasts," “outlook,” “guidance,” "continue," or the negative of such terms or comparable terminology.

Forward-looking statements contained in this news release or in other statements made by the Company are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control, that could cause the Company's actual results to differ materially from those matters expressed or implied by forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements include those found in Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the SEC, which should be reviewed carefully, as well as risks and uncertainties related to the closing of the acquisition of Hudson and subsequent integration of Hudson’s business with the Company’s. The Company undertakes no obligation to update or revise any forward-looking statement.

Chart is a leading diversified global manufacturer of highly engineered equipment for the industrial gas, energy, and biomedical industries. The majority of Chart's products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, a large portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia, Europe and South America. For more information, visit: http://www.chartindustries.com.

USE OF NON-GAAP FINANCIAL INFORMATION
To supplement the unaudited condensed consolidated financial statements presented in accordance with U.S. GAAP in this news release, certain non-GAAP financial measures as defined by the SEC rules are used.  The Company believes these non-GAAP measures are of interest to investors and facilitate useful period-to-period comparisons of the Company’s financial results, and this information is used by the Company in evaluating internal performance. See the last page of this news release for a reconciliation of adjusted earnings per diluted share, a non-GAAP measure included in this release.

With respect to the Company's full year earnings outlook, the Company is not able to provide a reconciliation of the adjusted earnings per diluted share because certain items may have not yet occurred or are out of the Company's control and / or cannot be reasonably predicted.

CONFERENCE CALL
As previously announced, the Company will discuss its second quarter 2017 results on a conference call on Thursday, July 27, 2017 at 10:30 a.m. ET. Participants may join the conference call by dialing (877) 312-9395 in the U.S. or (970) 315-0456 from outside the U.S. A live webcast presentation will also be accessible at 10:30 a.m. ET at http://www.chartindustries.com. Please log-in or dial-in at least five minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chartindustries.com, approximately one hour after the call concludes. You may also listen to a recorded replay of the conference call by dialing (855) 859-2056 in the U.S. or (404) 537-3406 outside the U.S. and entering Conference ID 51576339. The telephone replay will be available beginning 1:30 p.m. ET, Thursday, July 27, 2017 until 1:30 p.m. ET, Thursday, August 3, 2017.

For more information, click here:
http://ir.chartindustries.com/

Contact:

Jillian Evanko
Chief Financial Officer
770-721-7739
jillian.evanko@chartindustries.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30, 2017	June 30, 2016	March 31, 2017	June 30, 2017	June 30, 2016
Sales	$238,213	$247,095	$204,095	$442,308	$440,852
Cost of sales	174,998	160,144	148,435	323,433	301,200
Gross profit	63,215	86,951	55,660	118,875	139,652
Selling, general, and administrative expenses	50,205	48,896	52,427	102,632	98,432
Amortization expense	3,075	3,116	2,986	6,061	6,244
Operating expenses	53,280	52,012	55,413	108,693	104,676
Operating income (1) (2) (3) (4)	9,935	34,939	247	10,182	34,976
Other expenses:
Interest expense, net	3,839	4,171	4,378	8,217	8,265
Financing costs amortization	321	321	321	642	642
Foreign currency loss (gain)	240	(93)	264	504	113
Other expenses, net	4,400	4,399	4,963	9,363	9,020
Income (loss) before income taxes	5,535	30,540	(4,716)	819	25,956
Income tax expense (benefit)	2,203	10,977	(1,764)	439	11,065
Net income (loss)	3,332	19,563	(2,952)	380	14,891
Noncontrolling interests, net of taxes	549	(1,590)	(40)	509	(1,611)
Net income (loss) attributable to Chart Industries, Inc.	$2,783	$21,153	$(2,912)	$(129)	$16,502
Net income (loss) attributable to Chart Industries, Inc. per common share:
Basic	$0.09	$0.69	$(0.09)	$—	$0.54
Diluted	$0.09	$0.68	$(0.09)	$—	$0.53
Weighted average number of common shares outstanding:
Basic	30,727	30,582	30,698	30,711	30,575
Diluted	31,280	30,939	30,698	30,711	30,904
_______________

(1)	Includes depreciation expense of $6,245, $6,591, and $6,175 for the three months ended June 30, 2017, June 30, 2016, and March 31, 2017, respectively.

(2)	Includes restructuring costs of $5,042, $2,024, and $4,626 for the three months ended June 30, 2017, June 30, 2016, and March 31, 2017, respectively.

(3)	Includes depreciation expense of $12,420 and $12,942 for the six months ended June 30, 2017 and June 30, 2016, respectively.

(4)	Includes restructuring costs of $9,668 and $5,998 for the six months ended June 30, 2017 and June 30, 2016 respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in thousands)

	Three Months Ended			Six Months Ended
	June 30, 2017	June 30, 2016	March 31, 2017	June 30, 2017	June 30, 2016
Net Cash (Used In) Provided By Operating Activities	$(4,087)	$48,650	$1,200	$(2,887)	$86,829
Investing Activities
Capital expenditures	(8,371)	(4,186)	(8,386)	(16,757)	(9,418)
Proceeds from sale of assets	740	—	—	740	—
Government grants	131	612	145	276	612
Acquisition of businesses, net of cash acquired	—	(1,383)	(23,162)	(23,162)	(1,383)
Net Cash Used In Investing Activities	(7,500)	(4,957)	(31,403)	(38,903)	(10,189)
Financing Activities
Borrowings on revolving credit facilities	—	—	2,176	2,176	3,820
Repayments on revolving credit facilities	(1,470)	(760)	(3,627)	(5,097)	(3,816)
Borrowings on term loan	—	13,167	—	—	13,167
Repayments on term loan	—	(1,508)	—	—	(1,508)
Proceeds from exercise of options	829	5	32	861	17
Excess tax benefits from share-based compensation	—	30	—	—	54
Common stock repurchases	(49)	(42)	(1,794)	(1,843)	(643)
Net Cash (Used In) Provided By Financing Activities	(690)	10,892	(3,213)	(3,903)	11,091
Effect of exchange rate changes on cash	2,883	(481)	727	3,610	1,719
Net (decrease) increase in cash, cash equivalents, restricted cash, and restricted cash equivalents	(9,394)	54,104	(32,689)	(42,083)	89,450
Cash, cash equivalents, restricted cash, and restricted cash equivalents at beginning of period (1) (2)	250,260	159,054	282,949	282,949	123,708
CASH, CASH EQUIVALENTS, RESTRICTED CASH, AND RESTRICTED CASH EQUIVALENTS AT END OF PERIOD (2) (3)	$240,866	$213,158	$250,260	$240,866	$213,158
_______________

(1)	Includes restricted cash of $990 at January 1, 2017 in other assets and no restricted cash at January 1, 2016.

(2)	Includes restricted cash of $6,436 ($5,445 in other current assets and $991 in other assets) at March 31, 2017 and April 1, 2017

(3)	Includes restricted cash of $6,439 ($5,445 in other current assets and $994 in other assets) at June 30, 2017.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	June 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Cash and cash equivalents	$234,427	$281,959
Accounts receivable, net	154,319	142,762
Inventories, net	184,291	169,683
Other current assets	62,647	58,573
Property, plant, and equipment, net	259,791	251,049
Goodwill	228,237	217,970
Identifiable intangible assets, net	97,106	93,443
Other assets	18,491	17,643
TOTAL ASSETS	$1,239,309	$1,233,082

LIABILITIES AND EQUITY
Current liabilities	$240,852	$261,534
Long-term debt	237,894	233,711
Other long-term liabilities	40,138	39,160
Equity	720,425	698,677
TOTAL LIABILITIES AND EQUITY	$1,239,309	$1,233,082

CHART INDUSTRIES, INC. AND SUBSIDIARIES
OPERATING SEGMENTS (UNAUDITED)
(Dollars in thousands)

	Three Months Ended			Six Months Ended
	June 30, 2017	June 30, 2016	March 31, 2017	June 30, 2017	June 30, 2016
Sales
Energy & Chemicals	$40,018	$61,195	$39,867	$79,885	$99,154
Distribution & Storage	137,518	129,600	113,258	250,776	237,097
BioMedical	60,677	56,300	50,970	111,647	104,601
Total	$238,213	$247,095	$204,095	$442,308	$440,852
Gross Profit
Energy & Chemicals	$5,327	$31,873	$8,425	$13,752	$37,344
Distribution & Storage	35,327	33,230	30,548	65,875	62,645
BioMedical	22,561	21,848	16,687	39,248	39,663
Total	$63,215	$86,951	$55,660	$118,875	$139,652
Gross Profit Margin
Energy & Chemicals	13.3%	52.1%	21.1%	17.2%	37.7%
Distribution & Storage	25.7%	25.6%	27.0%	26.3%	26.4%
BioMedical	37.2%	38.8%	32.7%	35.2%	37.9%
Total	26.5%	35.2%	27.3%	26.9%	31.7%
Operating Income (Loss) (1) (2)
Energy & Chemicals	$(2,568)	$22,124	$(181)	$(2,749)	$19,926
Distribution & Storage	16,577	13,005	11,593	28,170	22,835
BioMedical	9,848	10,552	5,000	14,848	17,204
Corporate	(13,922)	(10,742)	(16,165)	(30,087)	(24,989)
Total	$9,935	$34,939	$247	$10,182	$34,976
Operating Margin (Loss)
Energy & Chemicals	(6.4)%	36.2%	(0.5)%	(3.4)%	20.1%
Distribution & Storage	12.1%	10.0%	10.2%	11.2%	9.6%
BioMedical	16.2%	18.7%	9.8%	13.3%	16.4%
Total	4.2%	14.1%	0.1%	2.3%	7.9%
_______________
(1) Includes restructuring costs of $5,042, $2,024, and $4,626 for the three months ended June 30, 2017, June 30, 2016, and March 31, 2017, respectively.
(2) Includes restructuring costs of $9,668 and $5,998 for the six months ended June 30, 2017 and June 30, 2016, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
ORDERS AND BACKLOG (UNAUDITED)
(Dollars in thousands)

	Three Months Ended
	June 30, 2017	June 30, 2016	March 31, 2017
Orders
Energy & Chemicals	$64,630	$53,016	$37,981
Distribution & Storage	134,037	156,030	119,968
BioMedical	53,924	61,221	51,744
Total	$252,591	$270,267	$209,693

	As of
	June 30, 2017	June 30, 2016	March 31, 2017
Backlog
Energy & Chemicals (1)	$122,749	$114,562	$98,028
Distribution & Storage	224,993	252,502	224,978
BioMedical	19,434	25,433	25,550
Total	$367,176	$392,497	$348,556
_______________

(1)	Included in the E&C backlog as of June 30, 2017 is approximately $40 million related to the previously announced Magnolia LNG order.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) PER DILUTED SHARE TO ADJUSTED NET INCOME PER DILUTED SHARE (UNAUDITED)
(Dollars in thousands, except per share amounts)

	Three Months Ended
	June 30, 2017	June 30, 2016	March 31, 2017
Net income (loss) per diluted share as reported (U.S. GAAP)	$0.09	$0.68	$(0.09)
Restructuring and acquisition-related costs	0.12	0.04	0.10
Adjusted net income per diluted share (non-GAAP)	$0.21	$0.72	$0.01
_______________
Adjusted net income per diluted share is not a measure of financial performance under U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to earnings per share in accordance with U.S. GAAP. Management believes that adjusted net income per share facilitates useful period-to-period comparisons of the Company’s financial results and this information is used by the Company in evaluating internal performance. Chart’s calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.